Exhibit 99.3
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Tesoro Logistics GP, LLC and
Unitholders of Tesoro Logistics LP

We have audited the accompanying combined consolidated balance sheets of Tesoro Logistics LP as of December 31, 2011 and 2010, and the related combined consolidated statements of operations, partners' equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of Tesoro Logistics LP at December 31, 2011 and 2010, and the combined consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
May 22, 2012

TESORO LOGISTICS LP
STATEMENTS OF COMBINED CONSOLIDATED OPERATIONS (a)

	Years Ended December 31,
	2011	2010	2009

REVENUES	(Dollars in thousands, except per unit amounts)
Affiliate	$77,443	$19,477	$19,297
Third-party	3,503	3,823	3,362
Total Revenues	80,946	23,300	22,659
COSTS AND EXPENSES
Operating and maintenance expenses	41,400	40,953	37,022
Depreciation and amortization expenses	10,127	10,056	10,876
General and administrative expenses	8,384	3,578	3,637
Loss on asset disposals	26	830	1,114
Total Costs and Expenses	59,937	55,417	52,649
OPERATING INCOME (LOSS)	21,009	(32,117)	(29,990)
Interest and financing costs, net	(1,610)	—	—
NET INCOME (LOSS)	19,399	(32,117)	(29,990)
Less: Loss attributable to Predecessors	(15,169)	(32,117)	(29,990)
Net income attributable to partners	34,568	—	—
Less: General partner's interest in net income	692	—	—
Limited partners' interest in net income	$33,876	$—	$—

Net income per limited partner unit:
Common - (basic and diluted)	$1.11
Subordinated - Tesoro (basic and diluted)	$1.11

Weighted average limited partner units outstanding:
Common units - basic	15,254,890
Common units - diluted	15,282,366
Subordinated units - Tesoro (basic and diluted)	15,254,890

Cash distribution per unit	$0.9573
____________
(a) Adjusted to include the historical results of the Martinez Crude Oil Marine Terminal. See Notes A and C for further discussion.

See accompanying notes to combined consolidated financial statements.

TESORO LOGISTICS LP
COMBINED CONSOLIDATED BALANCE SHEETS (a)

	December 31,
	2011	2010

	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,326	$—
Receivables
Trade	542	233
Affiliate	11,312	3,738
Prepayments and other current assets	637	—
Total Current Assets	30,817	3,971
NET PROPERTY, PLANT AND EQUIPMENT	174,089	165,569
OTHER NONCURRENT ASSETS	3,072	116
Total Assets	$207,978	$169,656

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable
Trade	$6,480	$2,167
Affiliate	2,815	356
Deferred revenue - affiliate	1,775	—
Accrued liabilities	2,244	4,850
Total Current Liabilities	13,314	7,373
OTHER NONCURRENT LIABILITIES	2,665	4,855
DEBT	50,000	—
COMMITMENTS AND CONTINGENCIES (Note M)
EQUITY
Equity of Predecessors	33,029	157,428
Common unitholders - public (14,950,000 units issued and outstanding)	309,731	—
Common unitholders - Tesoro (304,890 units issued and outstanding)	(59,301)	—
Subordinated unitholders - Tesoro (15,254,890 units issued and outstanding)	(143,048)	—
General partner - Tesoro (622,649 units issued and outstanding)	1,588	—
Total Equity	141,999	157,428
Total Liabilities and Equity	$207,978	$169,656
____________
(a) Adjusted to include the historical results of the Martinez Crude Oil Marine Terminal. See Notes A and C for further discussion.

See accompanying notes to combined consolidated financial statements.

TESORO LOGISTICS LP
COMBINED CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY (a)

		Partnership
	Equity of Predecessors	Common - Public	Common -Tesoro	Subordinated - Tesoro	General Partner - Tesoro	Total
	(Dollars in thousands)
Balance at December 31, 2008	$158,939	$—	$—	$—	$—	$158,939
Loss attributable to Predecessors	(29,990)	—	—	—	—	(29,990)
Sponsor contributions of equity to the Predecessors	34,854	—	—	—	—	34,854
Balance at December 31, 2009	$163,803	$—	$—	$—	$—	$163,803
Loss attributable to Predecessors	(32,117)	—	—	—	—	(32,117)
Sponsor contributions of equity to the Predecessors	25,742	—	—	—	—	25,742
Balance at December 31, 2010	$157,428	$—	$—	$—	$—	$157,428
Sponsor contributions of equity to the Predecessors	16,461	—	—	—	—	16,461
Non-cash contributions	4,399	—	—	—	—	4,399
Loss attributable to Predecessors	(15,169)	—	—	—	—	(15,169)
Net liabilities of TLLP Predecessor not assumed by Tesoro Logistics LP	4,389	—	—	—	—	4,389
Allocation of net Sponsor investment in TLLP Predecessor to unitholders	(134,479)	—	10,654	72,083	51,742	—
Proceeds from initial public offering, net of underwriters' discount	—	304,527	(191)	(9,615)	(393)	294,328
Offering costs	—	(2,975)	(61)	(3,036)	(124)	(6,196)
Cash distributions	—	(8,893)	(70,107)	(222,426)	(50,371)	(351,797)
Capital contribution	—	—	59	3,008	—	3,067
Partnership earnings April 25 through December 31, 2011	—	16,593	345	16,938	692	34,568
Unit-based compensation and other	—	479	—	—	42	521
Balance at December 31, 2011	$33,029	$309,731	$(59,301)	$(143,048)	$1,588	$141,999
____________
(a) Adjusted to include the historical results of the Martinez Crude Oil Marine Terminal. See Notes A and C for further discussion.

See accompanying notes to combined consolidated financial statements.

TESORO LOGISTICS LP
STATEMENTS OF COMBINED CONSOLIDATED CASH FLOWS (a)

	Years Ended December 31,
	2011	2010	2009

CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:	(Dollars in thousands)
Net income (loss)	$19,399	$(32,117)	$(29,990)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization expenses	10,127	10,056	10,876
Amortization of debt issuance costs	420	—	—
Unit-based compensation expense	479	—	—
Loss on asset disposals	26	830	1,114
Changes in current assets:
Receivables - trade	(409)	(218)	68
Receivables - affiliate	(5,648)	—	—
Prepayments and other current assets	(773)	—	—
Changes in current liabilities:
Accounts payable - trade	1,532	202	(28)
Accounts payable - affiliate	2,846	(629)	(309)
Accrued liabilities and deferred revenue	2,820	(1,573)	983
Changes in other noncurrent assets and liabilities	(2,341)	2,418	(3,659)
Net cash from (used in) operating activities	28,478	(21,031)	(20,945)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures	(13,765)	(4,711)	(13,909)
Net cash used in investing activities	(13,765)	(4,711)	(13,909)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Proceeds from issuance of common units, net of underwriters' discount	294,328	—	—
Distributions to General Partner	(50,371)	—	—
Distributions to Common unitholders - Public	(8,893)	—	—
Distributions to Common unitholders - Tesoro	(70,107)	—	—
Distributions to Subordinated unitholders	(222,426)	—	—
Borrowings under revolving credit agreement	50,000	—	—
Offering costs	(6,196)	—	—
Deferred debt issuance costs	(1,852)	—	—
Sponsor contributions of equity to the Predecessors	16,461	25,742	34,854
Reimbursement of capital expenditures by Sponsor	2,669	—	—
Net cash from financing activities	3,613	25,742	34,854
INCREASE IN CASH AND CASH EQUIVALENTS	18,326	—	—
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—	—	—
CASH AND CASH EQUIVALENTS, END OF YEAR	$18,326	$—	$—
SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid, net of capitalized interest	$1,165	$—	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Capital expenditures included in accounts payable at period end	$4,182	$604	$848
Receivable from affiliate for capital expenditures	3,069	—	—
Transfer of property, plant and equipment from Sponsor, net of accumulated depreciation	4,399	—	—
Working capital requirements retained by Sponsor	4,389	—	—
____________
(a) Adjusted to include the historical results of the Martinez Crude Oil Marine Terminal. See Notes A and C for further discussion.

See accompanying notes to combined consolidated financial statements.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

As used in this report, the terms "Tesoro Logistics LP," "TLLP," the "Partnership," "we," "us," or "our" may refer to Tesoro Logistics LP, one or more of its consolidated subsidiaries or all of them taken as a whole. References in this report to "Tesoro" or our "Sponsor" refer collectively to Tesoro Corporation and any of its subsidiaries, other than Tesoro Logistics LP, its subsidiaries and its general partner.

Principles of Combination and Consolidation and Basis of Presentation

The financial statements presented herein contain the combined financial results of Tesoro Logistics LP Predecessor ("TLLP Predecessor"), our predecessor for accounting purposes, and the consolidated financial results of TLLP for the period beginning April 26, 2011, the date TLLP commenced operations. The TLLP Predecessor includes the financial results of the initial net assets contributed by Tesoro during the initial public offering through April 25, 2011.

On April 1, 2012, we entered into a transaction (the "Contribution") with Tesoro, Tesoro Refining and Marketing Company ("TRMC"), Tesoro Logistics GP, LLC ("TLGP"), and our subsidiary, Tesoro Logistics Operations LLC ("TLO"), pursuant to which TRMC contributed through TLGP and TLLP to TLO the Martinez Crude Oil Marine Terminal assets (the "Martinez Terminal"). This transaction is a transfer between entities under common control and is accounted for as if the transfer occurred at the beginning of the period presented, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method. Accordingly, the accompanying financial statements and related notes of the TLLP Predecessor and TLLP have been retrospectively adjusted to include the historical results of the Martinez Terminal for all periods presented. We refer to the historical results of the TLLP Predecessor and the Martinez Terminal collectively as our Predecessors. Our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. See Note C for additional information regarding subsequent events including further information regarding the Contribution.

Transfers of a business between entities under common control are accounted for as if the transfer occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information. As an entity under common control with Tesoro, we record the assets that Tesoro contributes to us on our balance sheet at Tesoro's historical basis instead of fair value. Additionally, the accompanying financial statements and related notes present the combined financial position, results of operations, cash flows and equity of our Predecessors at historical cost. The financial statements of our Predecessors have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessors had been operated as an unaffiliated entity. All intercompany accounts and transactions have been eliminated.

We have evaluated subsequent events through the filing of this Form 8-K.

Description of Business

TLLP is a Delaware limited partnership formed in December 2010 by Tesoro Corporation and its wholly owned subsidiary, TLGP, our general partner. On April 26, 2011, we completed our initial public offering (the "Offering") of 14,950,000 common units (including 1,950,000 common units issued pursuant to the exercise of the underwriters' over-allotment option on April 20, 2011), representing limited partner interests.

After completion of the Offering, the Partnership includes the assets, liabilities and results of operations of certain crude oil gathering and refined products terminalling, transportation and storage assets, previously operated and owned by Tesoro Alaska Company, TRMC and Tesoro High Plains Pipeline Company LLC.

We are a fee-based, growth-oriented Delaware limited partnership formed by Tesoro to own, operate, develop and acquire logistics assets. Our logistics assets are integral to the success of Tesoro's refining and marketing operations and are used to gather crude oil and to distribute, transport and store crude oil and refined products. Upon completion of the Contribution, our assets consist of a crude oil gathering system in the Bakken Shale/Williston Basin area of North Dakota and Montana, eight refined products terminals in the midwestern and western United States, one crude oil marine terminal in California, a crude oil and refined products storage facility and five related short-haul pipelines in Utah.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The Partnership generates revenue by charging fees for gathering, transporting and storing crude oil and for terminalling, transporting and storing crude oil and refined products. Since we do not own any of the crude oil or refined products that we handle nor engage in the trading of crude oil or refined products, we have minimal direct exposure to risks associated with commodity price fluctuations. However, these risks indirectly influence our activities and results of operations over the long term through their effects on our customers' operations. Currently, substantially all of our revenue is derived from Tesoro under various long-term, fee-based commercial agreements that generally include minimum volume commitments.

Summary of Significant Accounting Policies

Use of Estimates. We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. We review our estimates on an ongoing basis using currently available information. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

Cash and Cash Equivalents. Cash and cash equivalents include bank deposits and low-risk short-term investments with original maturities of three months or less at the time of purchase. Our cash investment policy disallows investments with sub-prime market exposure. Cash equivalents are stated at cost, which approximates market value. We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limit.

Receivables. The majority of the accounts receivable are due from Tesoro. Credit for non-affiliated customers is extended based on an evaluation of each customer's financial condition and in certain circumstances, collateral, such as letters of credit or guarantees, is required. Our allowance for doubtful accounts is based on various factors including current sales amounts, historical charge-offs and specific accounts identified as high risk. Uncollectible accounts receivable are charged against the allowance for doubtful accounts when all reasonable efforts to collect the amounts due have been exhausted. No amounts were recorded for allowance for doubtful accounts as of December 31, 2011 and 2010.

Financial Instruments. The carrying value of our financial instruments, including cash and cash equivalents, receivables, accounts payable and certain accrued liabilities approximates fair value because of the short maturities of these instruments. Additionally, our debt approximates fair value as our borrowings are under a revolving credit facility, which includes a variable interest rate.

Property, Plant and Equipment. Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation or fair value, if impaired. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect construction costs include general engineering, taxes and the cost of funds used during construction. Costs, including complete asset replacements and enhancements or upgrades that increase the original efficiency, productivity or capacity of property, plant and equipment, are also capitalized. The costs of repairs, minor replacements and maintenance projects, which do not increase the original efficiency, productivity or capacity of property, plant and equipment, are expensed as incurred. We capitalize interest as part of the cost of major projects during the construction period. These costs are recorded as a reduction to interest and financing costs.

We compute depreciation of property, plant and equipment using the straight-line method, based on the estimated useful life (one to 30 years) and salvage value of each asset. When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. However, factors such as maintenance levels, economic conditions impacting the demand for these assets, and regulatory or environmental requirements could cause us to change our estimates, thus impacting the future calculation of depreciation. We depreciate leasehold improvements over the lesser of the lease term or the economic life of the asset.

Impairment of Long-Lived Assets. We review property, plant and equipment and other long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets' net book value. If this occurs, an impairment loss is recognized for the difference between the fair value and net book value. Factors that indicate potential impairment include: a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset's physical condition or use. No impairments of long-lived assets were recorded during the periods included in these financial statements.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Asset Retirement Obligations. An asset retirement obligation ("ARO") is an estimated liability for the cost to retire a tangible asset. We record AROs at fair value in the period in which we have a legal obligation to incur this liability and can make a reasonable estimate of the fair value of the liability. Cost projections are based on engineering estimates, expected timing, probability of occurrence, experience gained from similar sites for which comparable projects have been completed and other closure costs using our credit-adjusted risk free rate.  These estimates will be re-evaluated and adjusted as necessary as more information becomes available. When the liability is initially recorded, the cost is capitalized by increasing the book value of the related long-lived tangible asset. The liability is accreted through operating expenses to its estimated settlement value and the related capitalized cost is depreciated over the asset’s useful life. Settlement dates are estimated by considering our past practice, industry practice, management’s intent and estimated economic lives.

Estimates of the fair value for certain AROs may not be made as settlement dates (or range of dates) associated with these assets are not estimable because we intend to operate and maintain our assets as long as supply and demand for petroleum products exists. AROs primarily include regulatory or contractual obligations for the expected future demolition or removal of assets and related hazardous materials, if applicable, located at our leased facilities including the demolition or removal of tanks, pipelines or other equipment.

Contingencies. In the ordinary course of business, we become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. Large, and sometimes unspecified, damages or penalties may be sought from us in some matters for which the likelihood of loss may be possible but the amount of loss is not currently estimable. We did not have any outstanding lawsuits, administrative proceedings or governmental investigations as of December 31, 2011.

Revenue Recognition. The Partnership generates revenue by charging fees for gathering, transporting and storing crude oil and for terminalling, transporting and storing crude oil and refined products. Revenues are recognized as crude oil and refined products are shipped through, delivered by or stored in our pipelines, terminals and storage facility assets and transported by trucking operations, as applicable. All revenues are based on regulated tariff rates or contractual rates. Effective April 26, 2011, the Partnership began recording fees for services rendered to affiliates with respect to trucking, terminalling, storage and short-haul pipeline transportation services.

Billings to affiliated customers for obligations under their quarterly minimum revenue commitments (shortfall payments) are recorded as deferred revenue if they have the right to receive future services for these billings. The balance of deferred revenue-affiliate as of December 31, 2011 represents advanced billings as there were no shortfall payments recorded. The revenue is recognized at the earlier of:

•	the customer receiving the future services provided by these billings;

•	the expiration of the period in which the customer is contractually allowed to receive the services (typically three months); or

•	the determination that future services will not be required.

The only historic revenues reflected in the financial statements of our Predecessors are amounts received from third-party use of our pipelines and terminals, and amounts received from Tesoro with respect to transportation regulated by the Federal Energy Regulatory Commission ("FERC") and the North Dakota Public Service Commission ("NDPSC") on our High Plains system. Our High Plains system includes our truck-based crude oil gathering operation and our common carrier pipeline and related storage assets. Tesoro was not charged fees by the Predecessors for services rendered with respect to any trucking, terminalling, storage or short-haul pipeline transportation services, as the respective assets were operated as a component of Tesoro's petroleum refining and marketing businesses.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Imbalances. We experience volume gains and losses, which we sometimes refer to as imbalances, within our pipelines, terminals and storage facilities due to pressure and temperature changes, evaporation and variances in meter readings and in other measurement methods. Under our High Plains Pipeline transportation services agreement, we retain 0.20% of the crude oil shipped on our High Plains Pipeline, and we bear any crude oil volume losses in excess of that amount. Under the provisions of our master terminalling services agreement, we retain 0.25% of the refined products we handle at our Anchorage, Boise, Burley, Stockton and Vancouver terminals for Tesoro, and we bear any refined product volume losses in excess of that amount. The value of any crude oil or refined product imbalance losses resulting from these contractual provisions is determined by reference to the monthly average market reference price for the applicable commodity, less a specified discount. Any imbalances under these provisions reduce our operating and maintenance expenses in the period in which they are realized to the extent they are within the loss allowance and increase our operating and maintenance expenses in such period to the extent they exceed the loss allowance. For all of our other terminals, and under our other commercial agreements with Tesoro, we have no obligation to measure volume losses and have no liability for physical losses.

Unit-based Compensation. Our general partner provides unit-based compensation to officers and non-employee directors for the Partnership, which includes service and performance phantom unit awards. The fair value of our service phantom unit awards on the date of grant is equal to the market price of our common units. We estimate the grant date fair value of performance phantom unit awards using a Monte Carlo simulation at the inception of the award. We amortize the fair value over the vesting period using the straight-line method. The phantom unit awards are settled in TLLP common units. Expenses related to unit-based compensation are included in general and administrative expenses.

Net Income per Limited Partner Unit. In addition to the common and subordinated units, we have identified the general partner interest and the incentive distribution rights ("IDRs") as participating securities and compute income per unit using the two-class method under which any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the partnership agreement. Net income per unit applicable to limited partners (including common and subordinated unitholders) is computed by dividing limited partners' interest in net income, after deducting the general partner's 2% interest and incentive distributions, by the weighted-average number of outstanding common and subordinated units.

Income Taxes. We are a limited partnership and are not subject to federal or state income taxes. Accordingly, our taxable income or loss is included in the federal and state income tax returns of our partners. Taxable income may vary substantially from income or loss reported for financial reporting purposes due to differences in the tax bases and financial reporting bases of assets and liabilities, and due to certain taxable income allocation requirements of the partnership agreement. We are unable to readily determine the net difference in the bases of our assets and liabilities for financial and tax reporting purposes because individual unitholders have different investment bases depending upon the timing and price of acquisition of their partnership units.

U.S. GAAP requires management to evaluate uncertain tax positions taken by the Partnership.  The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the Internal Revenue Service.  Management has analyzed the tax positions taken by the Partnership, and has concluded that there are no uncertain positions taken or expected to be taken. The Partnership is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

New Accounting Standards

Fair Value Measurements and Disclosures. The Financial Accounting Standards Board issued an Accounting Standards Update in May 2011 related to fair value measurements and disclosures to achieve common fair value measurements and additional consistency of disclosures between U.S. GAAP and International Financial Reporting Standards. This standard includes amendments that clarify the intent about the application of existing fair value measurements and disclosures, while other amendments change a principle or requirement for fair value measurements or disclosures. Some of the changes include (1) the application of the highest and best use and valuation premise concepts, (2) measuring the fair value of an instrument classified in a reporting entity's shareholders' equity, and (3) quantitative information required for fair value measurements categorized within level 3 of the fair value hierarchy. In addition, this standard requires additional disclosure for level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. This standard is effective for interim and annual periods beginning after December 15, 2011. We do not believe the adoption of this standard will have a material impact on our combined consolidated financial statements.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - INITIAL PUBLIC OFFERING

Initial Public Offering ("IPO"). On April 20, 2011, the Partnership's common units began trading on the New York Stock Exchange under the symbol "TLLP." On April 26, 2011, we closed our Offering of 14,950,000 common units at a price of $21.00 per unit, which included a 1,950,000 unit over-allotment option that was exercised by the underwriters.

All of our initial net property, plant and equipment was contributed by Tesoro in exchange for:

•	304,890 common units and 15,254,890 subordinated units, representing an approximate aggregate 50% interest, excluding the general partner interest, in TLLP;

•	all of the incentive distribution rights (as discussed in TLLP's partnership agreement);

•	622,649 general partner units, representing a 2% general partner interest; and

•	an aggregate cash distribution of $333.0 million.

We received net proceeds of $286.0 million from the sale of 14,950,000 common units, after offering expenses (the "Offering Costs") and debt issuance costs of $28.0 million and retained $3.0 million of these proceeds for working capital purposes before the cash distribution to Tesoro. We borrowed $50.0 million under a senior secured revolving credit agreement (the "Revolving Credit Facility") at the closing of the Offering (see Note L for more information regarding the Revolving Credit Facility), in order to fund a cash distribution to Tesoro in addition to the $283.0 million net distribution related to IPO proceeds in consideration for contributed assets and to reimburse them for certain capital expenditures incurred with respect to the assets.

Reconciliation of Cash Proceeds (in millions)
Total proceeds from the Offering	$314
Less: Offering Costs, net of debt issuance costs	(26)
Proceeds from the Offering, net of Offering Costs	288
Less: Debt issuance costs	(2)
Net proceeds from the Offering	286
Less: Cash retained by TLLP	(3)
Net proceeds distributed to Tesoro from the Offering	283
Add: Borrowings under the Revolving Credit Facility	50
Distribution to Tesoro	$333

NOTE C - MARTINEZ CRUDE OIL MARINE TERMINAL CONTRIBUTION

Effective April 1, 2012, we entered into the Contribution with Tesoro, TRMC, TLGP and our subsidiary, TLO. The Contribution was made in exchange for consideration from TLLP to TLGP of $75.0 million, comprised of $67.5 million in cash financed with borrowings under the Revolving Credit Facility and the issuance of equity with a combined fair value of $7.5 million. The equity is comprised of 206,362 common units, representing an approximate 1% limited partner interest in the Partnership, and 4,212 general partner units. The assets included in the Contribution include a single-berth dock, which has an estimated throughput capacity of approximately 145,000 barrels per day ("bpd"), five associated crude oil storage tanks with a combined capacity of 425,000 barrels, five short-haul pipelines and two firewater tanks with 48,000 barrels of shell capacity.

The single-berth dock and related leasehold improvements are situated on an offshore parcel of land that is currently being leased by Tesoro from the California State Lands Commission under a term lease (the "Martinez Terminal Lease"). The Martinez Terminal Lease, related leasehold improvements and the short-haul pipelines will not be legally transferred to TLLP until the Wharf Lease is renewed and extended, and the transfer is approved by the California State Lands Commission.

Martinez Marine Terminal Use and Throughput Agreement. The Partnership entered into a 10-year use and throughput agreement with Tesoro in connection with the Contribution of the Martinez Terminal, effective April 1, 2012, under which they are obligated to transport an average of at least 65,000 bpd of crude oil per month at a throughput and tankage fee of $0.55 per barrel. An excess volume throughput fee of $0.10 per barrel will be charged for monthly average volumes in excess of 70,000 bpd. In addition, Tesoro will pay a $30,000 per month fee for unlimited use of the refined products pipeline from Tesoro's Martinez refinery to a third-party terminal. The fees under the agreement are indexed for inflation and the agreement gives Tesoro the option to renew for two five-year terms.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

If Tesoro fails to transport aggregate volumes equal to its minimum throughput commitment during any calendar month, Tesoro will owe the Partnership a shortfall payment equal to the volume of the shortfall multiplied by the throughput and tankage fee. The amount of any shortfall payment paid by Tesoro will be credited against any amounts owed by Tesoro for the transportation of volumes in excess of its minimum throughput commitment during any of the succeeding three months after the shortfall occurs. See Note D for information regarding amendments to other agreements with related parties in connection with the Contribution.

Martinez Crude Oil Marine Terminal Financial Results. The Contribution of the Martinez Terminal was considered a transfer of a business between entities under common control. Accordingly, the Contribution is recorded at amounts based on the historical carrying value of the Martinez Terminal assets, which was $38.1 million as of April 1, 2012 for the assets contributed. In addition, we are required to retrospectively adjust our historical financial statements to include the activities of the Martinez Terminal. Our historical financial statements have been retrospectively adjusted to reflect the results of operations, financial position, cash flows and equity attributable to the Martinez Terminal as if we owned the assets for all periods presented. The results of the Martinez Terminal are included in our Terminalling, Transportation and Storage segment.

The following tables present our historical results of operations and financial position, the effect of including the results of the Martinez Terminal, and the adjusted total amounts included in our combined consolidated financial statements.

Statement of Combined Consolidated Operations for the Year Ended December 31, 2011

	Tesoro Logistics LP (As previously reported)	Martinez Terminal	Tesoro Logistics LP (As currently reported)
REVENUES	(Dollars in thousands)
Affiliate	$77,443	$—	$77,443
Third-party	3,503	—	3,503
Total Revenues	80,946	—	80,946
COSTS AND EXPENSES
Operating and maintenance expenses	35,321	6,079	41,400
Depreciation and amortization expenses	8,078	2,049	10,127
General and administrative expenses	7,990	394	8,384
Loss on asset disposals	1	25	26
Total Costs and Expenses	51,390	8,547	59,937
OPERATING INCOME (LOSS)	29,556	(8,547)	21,009
Interest and financing costs, net	(1,610)	—	(1,610)
NET INCOME (LOSS)	27,946	(8,547)	19,399
Less: Loss attributable to Predecessors	(6,622)	(8,547)	(15,169)
Net income attributable to partners	$34,568	$—	$34,568

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Statement of Combined Operations for the Year Ended December 31, 2010 (Predecessors)

	Tesoro Logistics LP (As previously reported)	Martinez Terminal	Tesoro Logistics LP (As currently reported)
REVENUES	(Dollars in thousands)
Affiliate	$19,477	$—	$19,477
Third-party	3,823	—	3,823
Total Revenues	23,300	—	23,300
COSTS AND EXPENSES
Operating and maintenance expenses	32,460	8,493	40,953
Depreciation and amortization expenses	8,006	2,050	10,056
General and administrative expenses	3,198	380	3,578
Loss on asset disposals	512	318	830
Total Costs and Expenses	44,176	11,241	55,417
NET LOSS	$(20,876)	$(11,241)	$(32,117)

Statement of Combined Operations for the Year Ended December 31, 2009 (Predecessors)

	Tesoro Logistics LP (As previously reported)	Martinez Terminal	Tesoro Logistics LP (As currently reported)
REVENUES	(Dollars in thousands)
Affiliate	$19,297	$—	$19,297
Third-party	3,362	—	3,362
Total Revenues	22,659	—	22,659
COSTS AND EXPENSES
Operating and maintenance expenses	31,452	5,570	37,022
Depreciation and amortization expenses	8,820	2,056	10,876
General and administrative expenses	3,141	496	3,637
Loss on asset disposals	1,114	—	1,114
Total Costs and Expenses	44,527	8,122	52,649
NET LOSS	$(21,868)	$(8,122)	$(29,990)

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Combined Consolidated Balance Sheet as of December 31, 2011

	Tesoro Logistics LP (As previously reported)	Martinez Terminal	Tesoro Logistics LP (As currently reported)
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,326	$—	$18,326
Receivables
Trade	542	—	542
Affiliate	11,312	—	11,312
Prepayments and other current assets	637	—	637
Total Current Assets	30,817	—	30,817
NET PROPERTY, PLANT AND EQUIPMENT	136,264	37,825	174,089
OTHER NONCURRENT ASSETS	3,072	—	3,072
Total Assets	$170,153	$37,825	$207,978

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable
Trade	$5,727	$753	$6,480
Affiliate	2,759	56	2,815
Deferred revenue - affiliate	1,775	—	1,775
Accrued liabilities	878	1,366	2,244
Total Current Liabilities	11,139	2,175	13,314
OTHER NONCURRENT LIABILITIES	44	2,621	2,665
DEBT	50,000	—	50,000
EQUITY
Equity of Predecessors	—	33,029	33,029
Common unitholders - public (14,950,000 units issued and outstanding)	309,731	—	309,731
Common unitholders - Tesoro (304,890 unit issued and outstanding)	(59,301)	—	(59,301)
Subordinated unitholders - Tesoro (15,254,890 units issued and outstanding)	(143,048)	—	(143,048)
General partner - Tesoro (622,649 units issued and outstanding)	1,588	—	1,588
Total Equity	108,970	33,029	141,999
Total Liabilities and Equity	$170,153	$37,825	$207,978

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Combined Balance Sheet as of December 31, 2010

	Tesoro Logistics LP (As previously reported)	Martinez Terminal	Tesoro Logistics LP (As currently reported)
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Receivables
Trade	$233	$—	$233
Affiliate	3,738	—	3,738
Total Current Assets	3,971	—	3,971
NET PROPERTY, PLANT AND EQUIPMENT	131,490	34,079	165,569
OTHER NONCURRENT ASSETS	116	—	116
Total Assets	$135,577	$34,079	$169,656

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable
Trade	$1,619	$548	$2,167
Affiliate	299	57	356
Accrued liabilities	3,238	1,612	4,850
Total Current Liabilities	5,156	2,217	7,373
OTHER NONCURRENT LIABILITIES	1,594	3,261	4,855
EQUITY OF PREDECESSORS	128,827	28,601	157,428
Total Liabilities and Equity	$135,577	$34,079	$169,656

NOTE D - RELATED-PARTY TRANSACTIONS

Commercial Agreements. The Partnership entered into various long-term, fee-based commercial agreements with Tesoro at the closing of the Offering, and subsequent to the Offering, under which we provide various pipeline transportation, trucking, terminal distribution and storage services to Tesoro, and Tesoro commits to provide us with minimum monthly throughput volumes of crude oil and refined products.

If, in any calendar month, Tesoro fails to meet its minimum volume commitments under these agreements, it will be required to pay us a shortfall payment. These shortfall payments may be applied as a credit against any amounts due above their minimum volume commitments for up to three months after the shortfall occurs. We believe the terms and conditions under these agreements, as well as our other initial agreements with Tesoro described below, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. These commercial agreements with Tesoro include:

•	a 10-year pipeline transportation services agreement under which Tesoro pays the Partnership fees for gathering and transporting crude oil on our High Plains system;

•
a crude oil trucking transportation services agreement under which Tesoro pays the Partnership fees for trucking related services and scheduling and dispatching services that we provide through our High Plains truck-based crude oil gathering operation, which was amended effective January 1, 2012 to extend the agreement to five years and convert fees to mileage- based rates;

•
a 10-year master terminalling services agreement under which Tesoro pays the Partnership fees for providing terminalling services at our eight refined products terminals, which was amended, effective December 1, 2011, to include additional ancillary services for certain terminals;

•
a 10-year pipeline transportation services agreement under which Tesoro pays the Partnership fees for transporting crude oil and refined products on our five Salt Lake City ("SLC") short-haul pipelines;

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

•
a 10-year SLC storage and transportation services agreement under which Tesoro pays the Partnership fees for storing crude oil and refined products at our SLC storage facility and transporting crude oil and refined products between the storage facility and Tesoro's Utah refinery through interconnecting pipelines on a dedicated basis; and

•
a 10-year terminalling use and throughput agreement under which Tesoro pays the Partnership fees for providing terminalling services at the Martinez Terminal, which became effective April 1, 2012, the date of the Contribution (see Note C for additional information regarding subsequent events including commercial agreements with related parties).

Each of these agreements, other than the SLC storage and transportation services agreement, contain minimum volume commitments. Except for the amended trucking transportation services agreement, the fees under each agreement are indexed for inflation, and the agreements give Tesoro the option to renew for two five-year terms. The fees under the amended trucking transportation services agreement are adjusted annually on July 1 as a result of a competitive bidding process, and the agreement will renew automatically for one five-year term unless earlier terminated by us or Tesoro.

Additionally, these agreements include provisions that permit Tesoro to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur; provided, however that Tesoro will still be responsible for one year of continuing minimum payments. These events include Tesoro deciding to suspend refining operations permanently or indefinitely at one or more of its refineries that will impact the use of assets under these agreements as well as certain extraordinary events beyond the control of us or Tesoro that would prevent us from performing required services under the applicable agreement.

In addition to the commercial agreements described above, we also entered into the following agreements with Tesoro:

Amended and Restated Omnibus Agreement.  The Partnership entered into an omnibus agreement with Tesoro at the closing of the Offering. Effective April 1, 2012, the Partnership entered into an amended and restated omnibus agreement ("Amended Omnibus Agreement") with Tesoro in connection with the Contribution of the Martinez Terminal, under which Tesoro agrees not to compete with us under certain circumstances. Additional contributions from Tesoro to the Partnership, including the assets in the Contribution, are governed by the Amended Omnibus Agreement. It also grants us a right of first offer to acquire certain of Tesoro's retained logistics assets, including certain terminals, pipelines, docks, storage facilities and other related assets located in California, Alaska and Washington. Further, the Amended Omnibus Agreement addresses our payment of an annual fee, to Tesoro for the provision of various general and administrative services. Tesoro also reimburses the Partnership for certain maintenance and expansion capital expenditures that are recorded as capital contributions, and Tesoro indemnifies us for certain matters, including environmental, title and tax matters associated with the ownership or operation of our assets arising at or before the closing of the Offering on April 26, 2011 or the Contribution of the Martinez Terminal.

Amended and Restated Operational Services Agreement.  The Partnership entered into an operational services agreement with Tesoro at the closing of the Offering. Effective April 1, 2012, the Partnership entered into an amended and restated operational services agreement with Tesoro in connection with the Contribution of the Martinez Terminal, under which we reimburse Tesoro for the provision of certain operational services to us in support of our pipelines, terminals and storage facilities. In addition, we pay Tesoro an annual fee (prorated for the first year of services), which increased from $0.3 million to $1.5 million in the amended and restated agreement, for operational services performed by certain of Tesoro's field-level employees. Additional amounts are charged in accordance with the agreement as necessary.

TLLP Transactions. Revenues from affiliates consist of revenues from commercial agreements we entered into with Tesoro at the closing of the Offering, and subsequent to the Offering, under which Tesoro pays us fees for gathering crude oil and distributing, transporting and storing crude oil and refined products. Pursuant to our Amended Omnibus Agreement, we pay Tesoro an annual corporate services fee, payable in equal monthly installments, initially in the amount of $2.5 million (prorated for the first year of services), for the provision of various centralized corporate services including executive management, legal, accounting, treasury, human resources, health, safety and environmental, information technology, insurance coverage, administration and other corporate services.

Predecessors' Transactions. Related-party transactions of our Predecessors were settled through equity. The balance in receivables and accounts payable from affiliated companies represents the amount owed from or to Tesoro related to certain affiliate transactions. Revenues from affiliates in the combined statements of operations of our Predecessors consist of revenues from gathering and transportation services to Tesoro and its affiliates based on regulated tariff rates for the FERC regulated portions of our High Plains system.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Summary of Transactions. A summary of revenue and expense transactions with Tesoro, including expenses directly charged and allocated to our Predecessors, are as follows (in thousands):

	Year Ended December 31,
	2011	2010	2009
Revenues	$77,443	$19,477	$19,297
Operating and maintenance expenses (a)	20,986	40,953	37,022
General and administrative expenses	7,773	3,578	3,637
____________
(a) Operating and maintenance expenses include imbalance settlement gains of $7.2 million, $3.3 million and $1.6 million in the years ended December 31, 2011, 2010 and 2009, respectively. It also includes operating lease expenses of $0.2 million, $0.4 million and $0.2 million in the years ended December 31, 2011, 2010 and 2009, respectively, related to our sublease from Tesoro of our Anchorage terminal.

In accordance with our partnership agreement, our common and subordinated units and general partner interest are entitled to receive quarterly distributions of available cash. In 2011, we paid quarterly cash distributions, totaling $9.6 million to Tesoro. On January 19, 2012, we declared a quarterly cash distribution of $0.3625 per unit based on the results of the fourth quarter of 2011, including $5.9 million to Tesoro, which was paid on February 13, 2012.

NOTE E - NET INCOME PER UNIT

The following table is a summary of net income (loss) for the year ended December 31, 2011, disaggregated to present the results of operations of our Predecessors and of TLLP (for the period beginning April 26, 2011) (in thousands):

	Predecessors (a)	Tesoro Logistics LP (b)	Year Ended
			December 31, 2011

REVENUES	$8,198	$72,748	$80,946
COSTS AND EXPENSES
Operating and maintenance expenses	16,986	24,414	41,400
Depreciation and amortization expenses	4,402	5,725	10,127
General and administrative expenses	1,954	6,430	8,384
Loss on asset disposals	25	1	26
Total Costs and Expenses	23,367	36,570	59,937
OPERATING INCOME (LOSS)	(15,169)	36,178	21,009
Interest and financing costs, net	—	(1,610)	(1,610)
NET INCOME (LOSS)	$(15,169)	$34,568	$19,399
____________
(a) The Predecessors include the financial results of the initial net assets contributed by Tesoro during the initial public offering through April 25, 2011 and the Martinez Terminal assets contributed by Tesoro for the year ended December 31, 2011.
(b) TLLP includes the financial results of the Partnership for the period beginning April 26, 2011, the date TLLP commenced operations.

Basic net income per unit applicable to limited partners (including subordinated unitholders) is computed by dividing limited partners’ interest in net income, after deducting the general partner’s 2% interest and incentive distributions, by the weighted-average number of outstanding common and subordinated units. Our net income is allocated to the general partner and limited partners in accordance with their respective partnership percentages, after giving effect to priority income allocations for incentive distributions, if any, to our general partner, the holder of the IDRs, pursuant to our partnership agreement, which are declared and paid following the close of each quarter.

Net income per unit is only calculated for the Partnership after the Offering as no units were outstanding prior to April 26, 2011. Earnings in excess of distributions are allocated to the general partner and limited partners based on their respective ownership interests. Payments made to our unitholders are determined in relation to actual distributions declared and are not based on the net income allocations used in the calculation of net income per unit.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Diluted net income per unit includes the effects of potentially dilutive units on our common units, consisting of unvested service and performance phantom units. Basic and diluted net income per unit applicable to subordinated limited partners are the same because there are no potentially dilutive subordinated units outstanding.

In addition to the common and subordinated units, we have also identified the general partner interest and IDRs as participating securities and use the two-class method when calculating the net income per unit applicable to limited partners, which is based on the weighted-average number of common units outstanding during the period. There have been no additional changes to the outstanding units after the closing of the Offering through December 31, 2011. See Note C for additional information regarding subsequent events including the issuance of common and general partner units to Tesoro.

The calculation of net income per unit is as follows (in thousands, except unit and per unit amounts):

Year Ended
December 31, 2011
Net income attributable to partners	$34,568
Less: General partner's interest in net income	692
Limited partners' interest in net income	$33,876

Weighted average limited partner units outstanding:
Common units - basic	15,254,890
Common unit equivalents	27,476
Common units - diluted	15,282,366

Subordinated units - Tesoro (basic and diluted)	15,254,890

Net income per limited partner unit:
Common - basic	$1.11
Common - diluted	$1.11
Subordinated - Tesoro (basic and diluted)	$1.11

NOTE F - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, is as follows (in thousands):

	December 31, 2011	December 31, 2010
Crude Oil Gathering	$97,249	$94,482
Terminalling, Transportation and Storage	157,047	141,103
Gross Property, Plant and Equipment	254,296	235,585
Less: Accumulated depreciation	80,207	70,016
Net Property, Plant and Equipment	$174,089	$165,569

We capitalize interest as part of the cost of major projects during the construction period. Capitalized interest totaled $0.4 million and $0.1 million for the years ended December 31, 2011 and 2010, respectively, and is recorded as a reduction to interest and financing costs. An immaterial amount of capitalized interest was recorded for the year ended December 31, 2009. Depreciation expense totaled $10.1 million, $10.1 million and $10.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - OTHER NONCURRENT ASSETS

Other noncurrent assets are as follows (in thousands):

	December 31, 2011	December 31, 2010
Deposits	$1,527	$—
Deferred finance costs	1,432	—
Deferred maintenance costs, net of amortization	113	116
Total Other Noncurrent Assets	$3,072	$116

NOTE H - ACCRUED LIABILITIES

Accrued liabilities are as follows (in thousands):

	December 31, 2011	December 31, 2010
Taxes other than income taxes	$942	$879
Environmental liabilities	819	1,548
Utilities	143	502
Accrued vacation	113	653
Interest and financing costs	18	—
Deferred revenue - trade	10	25
Employee costs - affiliate	—	895
Capital expenditures	—	164
Other	199	184
Total Accrued Liabilities	$2,244	$4,850

NOTE I - OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities are as follows (in thousands):

	December 31, 2011	December 31, 2010
Environmental liabilities	$2,621	$4,814
Asset retirement obligations	44	41
Total Other Noncurrent Liabilities	$2,665	$4,855

For further discussion related to environmental liabilities and AROs, see Note M - Commitments and Contingencies.

NOTE J - BENEFIT PLANS

Employees supporting our operations participate in the benefit plans and the employee thrift plan of Tesoro. The Predecessors were allocated expenses for costs associated with the benefit plans primarily based on the percentage of the Predecessors' allocated salaries compared to Tesoro's total salaries. Tesoro, subsequent to the Offering, allocates expense for costs associated with the benefit plans based on the salaries of Tesoro's employees that provide services to TLLP as a percentage of total Tesoro salaries. These employee benefit plan expenses and the related payroll costs are included in operating expenses and general and administrative expenses and include amounts allocated to the Predecessors as described below.

Our portion of our Sponsor's employee benefit plan expenses were $1.8 million, $0.7 million and $1.7 million for the years ended December 31, 2011, 2010 and 2009, respectively. Our Predecessors' share of such costs was $0.5 million, $0.7 million and $1.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - MAJOR CUSTOMER AND CONCENTRATIONS OF CREDIT RISK

TRMC, a wholly owned subsidiary of Tesoro, accounted for 96% of our total revenues in the year ended December 31, 2011. Historically, TRMC was a customer of the Crude Oil Gathering segment and accounted for 84% and 85% of the TLLP Predecessor's total revenues in the years ended December 31, 2010 and 2009, respectively. These percentages are not comparable as no revenues were recorded for the Predecessors with TRMC in the Terminalling, Transportation and Storage segment or for trucking services in the Crude Oil Gathering segment prior to April 26, 2011.

NOTE L - DEBT

We entered into the Revolving Credit Facility, concurrent with the closing of the Offering on April 26, 2011, with a syndicate of banks and financial institutions. The Revolving Credit Facility provides for total loan availability of $150.0 million and allows us to request that the capacity be increased up to an aggregate of $300.0 million, subject to receiving increased commitments from the lenders. The Revolving Credit Facility is non-recourse to Tesoro, except for Tesoro Logistics GP (our general partner), and is guaranteed by all of our subsidiaries and secured by substantially all of our assets. Borrowings available under the Revolving Credit Facility are up to the total available revolving capacity of the facility. We had $50.0 million of borrowings and $0.3 million in letters of credit outstanding under the Revolving Credit Facility, resulting in a total unused credit availability of $99.7 million or 66% of the borrowing capacity as of December 31, 2011.

Borrowings under the Revolving Credit Facility bear interest at either a base rate plus the base rate margin or a Eurodollar rate plus the Eurodollar margin, upon election. The applicable margin varies based upon a certain coverage ratio, as defined. We also incur commitment fees for the unused portion of the Revolving Credit Facility at an annual rate. Letters of credit outstanding under the Revolving Credit Facility incur fees at the Eurodollar margin rate. The Revolving Credit Facility is scheduled to mature on April 25, 2014. See Note R for information regarding subsequent events including an amendment to the Revolving Credit Facility.

Our Revolving Credit Facility, as of December 31, 2011, was subject to the following expenses and fees:

Credit Facility	30 day Eurodollar (LIBOR) Rate	Eurodollar Margin	Base Rate	Base Rate Margin	Commitment Fee (unused portion)
TLLP Revolving Credit Facility (a)	0.30%	2.50%	3.25%	1.50%	0.50%
____________
(a) We have the option to elect if the borrowings will bear interest at either a base rate plus the base rate margin, or a Eurodollar rate, for the applicable period, plus the Eurodollar margin at the time of the borrowing.

The aggregate maturities of long-term debt for each of the next five years following December 31, 2011 were: 2014 - $50 million.

NOTE M - COMMITMENTS AND CONTINGENCIES

Commitments

Future minimum annual payments applicable to all noncancellable operating leases and purchase obligations as of December 31, 2011 are as follows (in thousands):

	Payments Due by Period
	2012	2013	2014	2015	2016	Thereafter	Total
Operating leases	$2,021	$1,802	$1,047	$549	$505	$28	$5,952
Purchase Obligations	108	—	—	—	—	—	108
Total	$2,129	$1,802	$1,047	$549	$505	$28	$6,060

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

We have various cancellable and noncancellable operating leases related to land, trucks, terminals, right-of-way permits and other operating facilities. In general, these leases have remaining primary terms up to nine years and typically contain multiple renewal options. Total lease expense for all operating leases, including leases with a term of one month or less, was $3.1 million, $2.8 million and $2.2 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Our purchase obligations include service agreement commitments that are enforceable and legally binding on us that meet any of the following criteria: (1) they are non-cancellable, (2) we would incur a penalty if the agreement was cancelled, or (3) we must make specified minimum payments even if we do not take delivery of the contracted products or services. If we can unilaterally terminate the agreement simply by providing a certain number of days notice or by paying a termination fee, we have included the termination fee or the amount that would be paid over the "notice period." Contracts that can be unilaterally terminated without a penalty are not included. Total expense under these service agreements was $0.2 million for the year ended December 31, 2011. No amounts were recorded for the years ended December 31, 2010 and 2009, respectively.

Indemnification

Under the Amended Omnibus Agreement, Tesoro, through certain of its subsidiaries, indemnifies us for certain environmental liabilities and title and tax matters associated with the ownership or operation of our assets and arising at or before the closing of the Offering on April 26, 2011 or the Contribution of the Martinez Terminal. Indemnification for unknown environmental and title liabilities is limited to pre-closing conditions identified prior to the earlier of April 26, 2016, and the date that Tesoro no longer controls our general partner (provided that, in any event, such date shall not be earlier than April 26, 2013). Under the Amended Omnibus Agreement, the aggregate annual deductible for each type (unknown environmental liabilities or title matters) of liability was increased from $0.25 million to $0.4 million before we are entitled to indemnification in any calendar year. We have agreed to indemnify Tesoro for events and conditions associated with the ownership or operation of our assets that occur after the closing of the Offering.

Contingencies

In the ordinary course of business, we may become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. The outcome of these matters cannot always be predicted accurately, but the Predecessors and TLLP have accrued liabilities for certain of these matters based on their best estimates and applicable accounting guidelines and principles if the amount is probable and estimable. (See Notes H and I for amounts accrued for environmental liabilities and AROs). Contingencies arising after the closing of the Offering from conditions existing before April 26, 2011, will be recorded in accordance with the indemnification terms set forth in the Amended Omnibus Agreement, while any contingencies arising from events after April 25, 2011, will be fully recognized by TLLP. We did not have any outstanding lawsuits, administrative proceedings or governmental investigations as of December 31, 2011.

Environmental Liabilities

Our Predecessors recorded environmental liabilities when environmental assessments and/or remedial efforts were probable and could be reasonably estimated. Environmental liabilities of $6.4 million were accrued as of December 31, 2010, for groundwater and soil remediation projects at our Martinez, Stockton, Burley and Anchorage terminals. Environmental liabilities of $3.4 million were accrued as of December 31, 2011, for groundwater and soil remediation projects at our Martinez Terminal. The liabilities associated with the initial assets were retained by Tesoro at the closing of the Offering, and the liabilities associated with the Martinez Terminal were retained by Tesoro at the closing of the Contribution. Further, the Predecessors capitalized environmental expenditures that extended the life or increased the capacity of assets as well as expenditures that prevented environmental contamination.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Asset Retirement Obligations

AROs primarily include regulatory or contractual obligations for the expected future demolition or removal of assets and related hazardous materials, if applicable, located at our leased facilities. Our Predecessors have historically recorded liabilities for AROs at a number of operated pipeline, terminal and storage properties. Upon completion of the Offering, the Partnership assumed the existing AROs and adopted the accounting policies of the TLLP Predecessor in recognizing future liabilities.  Changes in AROs for the years ended December 31, 2011 and 2010 were as follows (in thousands):

	December 31, 2011	December 31, 2010
Balance, January 1	$41	$43
Accretion Expense	3	2
Changes in timing and amount of estimated cash flows	—	(4)
Balance, December 31	$44	$41

NOTE N - EQUITY

We had 14,950,000 common public units outstanding as of December 31, 2011. Additionally, Tesoro owned 304,890 of our common units, 15,254,890 of our subordinated units and 622,649 of our general partner units (the 2% general partner interest) as of December 31, 2011, which together constitutes a 52% ownership interest in us. The Offering transactions were allocated in accordance with agreements signed concurrently with the Offering and the pro-rata ownership of the units held by Tesoro. There have been no additional changes to the outstanding units after the closing of the Offering through December 31, 2011. See Note C for information regarding subsequent events including the issuance of common and general partner units to Tesoro.

Allocations of Net Income. Our partnership agreement contains provisions for the allocation of net income and loss to the unitholders and the general partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interest. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to the general partner.

The calculation of net income allocated to the partners is as follows (in thousands, except per unit amounts):

Net Income Attributable to Tesoro Logistics LP Limited Partner Unit - Common Units
Year ended December 31, 2011
Distributions (a)	$14,603
Undistributed earnings	2,335
Limited partners' interest in net income	$16,938

Net Income Attributable to Tesoro Logistics LP Limited Partner Unit - Subordinated Units
Year ended December 31, 2011
Distributions (a)	$14,603
Undistributed earnings	2,335
Limited partners' interest in net income	$16,938
____________
(a) The total distributions declared per unit were $0.9573.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Incentive Distribution Rights. The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under marginal percentage interest in distributions are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column total quarterly distribution per unit target amount. The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner assume that there are no arrearages on common units, our general partner has contributed any additional capital necessary to maintain its 2% general partner interest and that our general partner owns all of the IDRs.

			Marginal percentage interest in distributions
	Total quarterly distribution per unit target amount		Unitholders	General Partner	Incentive Distribution Rights
Minimum Quarterly Distribution	$0.337500		98%	2%	—
First Target Distribution	Above $0.337500	up to $0.388125	98%	2%	—
Second Target Distribution	Above $0.388125	up to $0.421875	85%	2%	13%
Third Target Distribution	Above $0.421875	up to $0.506250	75%	2%	23%
Thereafter	Above $0.506250		50%	2%	48%

Cash distributions. Our partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the common and subordinated unitholders and general partner will receive. In accordance with our partnership agreement, on January 19, 2012, we declared a quarterly cash distribution, based on the results of the fourth quarter of 2011, totaling $11.3 million, or $0.3625 per unit, or $1.45 per unit on an annualized basis. This distribution was paid on February 13, 2012 to unitholders of record on February 3, 2012.

We did not pay any IDRs to our general partner in the year ended December 31, 2011. The allocation of total quarterly cash distributions to general and limited partners is as follows for the year ended December 31, 2011. Our distributions are declared subsequent to quarter end; therefore, the table represents total cash distributions applicable to the period in which the distributions are earned (in thousands, except per unit amounts):

Year ended December 31, 2011
General partner's interest	$597

Limited partners' distribution:
Common	14,603
Subordinated	14,603
Total Cash Distributions	$29,803
Cash distributions per unit	$0.9573

NOTE O - EQUITY-BASED COMPENSATION

The Tesoro Logistics LP 2011 Long-Term Incentive Plan (the "LTIP") was adopted by the Tesoro Logistics GP, LLC Board of Directors in connection with the closing of the initial public offering on April 26, 2011 and provides for awards of options, restricted units, phantom units, distribution equivalent rights, substitute awards, unit appreciation rights and unit awards to be available for employees, consultants and directors of the general partner and any of their affiliates who perform services for the Partnership. The Partnership had 662,327 units available for future grants under the LTIP at December 31, 2011, assuming a 200% payout of performance phantom unit awards. When the awards granted under the LTIP vest we will issue new TLLP common units.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Unit-based compensation expense related to the Partnership that was included in our statements of consolidated operations was as follows (in thousands):

Year ended December 31, 2011
Service phantom units	$146
Performance phantom units	333
Total Unit-Based Compensation Expense	$479

Service Phantom Unit Awards. During the year ended December 31, 2011, our general partner issued service phantom unit awards with tandem distribution equivalent rights to certain directors and employees under the LTIP in connection with the closing of the Offering. The fair value of each phantom unit on the grant date is equal to the market price of our common unit on that date. The estimated fair value of our phantom units is amortized over the vesting period using the straight-line method. Non-employee director awards vest at the end of a one-year period and employee awards vest ratably over a three-year service period. Total unrecognized compensation cost related to our nonvested service phantom units totaled $0.2 million as of December 31, 2011, which is expected to be recognized over a weighted-average period of 1.8 years. The fair value of nonvested service phantom units outstanding as of December 31, 2011 totaled $0.5 million.

A summary of our service phantom unit award activity for the twelve months ended December 31, 2011 is set forth below:

	Number of Service Phantom Units	Weighted-Average Grant Date Fair Value
Nonvested at January 1, 2011	—	$—
Granted	14,073	23.24
Nonvested at December 31, 2011	14,073	23.24

Performance Phantom Unit Awards. Our general partner granted performance phantom unit awards to certain officers in May 2011. These performance phantom unit awards represent the right to receive a TLLP common unit at the end of the approximately three-year performance period depending on the Partnership's achievement of pre-established performance measures. The value of the award ultimately paid will be based on our relative total unitholder return against the performance peer group over the performance period. The performance phantom unit awards can range from 0% to 200% of the targeted award value. Our estimated payout was 200% based on results through December 31, 2011. The fair value of each performance phantom unit award is estimated at the grant date using a Monte Carlo simulation model. The estimated fair value is amortized over a vesting period of 2.63 years using the straight-line method. Total unrecognized compensation cost related to our nonvested performance phantom units totaled $0.9 million as of December 31, 2011, which is expected to be recognized over a weighted-average period of 2.0 years.

A summary of our performance phantom unit award activity for the year ended December 31, 2011, assuming a 100% payout, is set forth below:

	Number of Performance Phantom Units	Weighted-Average Grant Date Fair Value
Nonvested at January 1, 2011	—	$—
Granted	36,800	32.99
Nonvested at December 31, 2011	36,800	32.99

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Expected volatilities are based on the historical volatility of peer companies over approximately the last three years, which is indicative of the performance period for the awards. Expected dividend yield assumes dividends or distributions are incorporated into the unit price movements of the peer group. The risk-free rate for periods within the performance period is based on the U.S. Treasury yield curve in effect at the time of grant. A summary of weighted average assumptions as of the grant date is presented below:

Expected volatility	41%
Expected dividend yield	—%
Expected forfeiture rate	—%
Risk-free interest rate	0.79%
Unit price on date of grant	$23.11

Sponsor's Stock-based Compensation. Employees supporting the Predecessors' operations received long-term incentive compensation that is part of Tesoro's stock-based compensation programs, which primarily consist of stock options, restricted common stock and stock appreciation rights issued to certain officers and other key employees. The fair value of each stock option issued is estimated on the grant date using the Black-Scholes option-pricing model and is amortized over the vesting period using the straight-line method. These awards generally will become exercisable after one year in 33% annual increments and expire ten years from the date of grant. The fair value of restricted common stock on the grant date is equal to the market value of a share of Tesoro stock on that date. These awards generally vest in annual increments ratably over three years. The fair value of a stock appreciation right is estimated at the end of each reporting period using the Black-Scholes option-pricing model. These awards generally vest ratably over three years following the date of grant and expire seven years from the grant date.

Certain Tesoro employees supporting the Predecessors' operations were historically granted these types of awards. The Predecessors were allocated expenses for stock-based compensation costs. These costs are included in the Predecessors' general and administrative expenses. The Predecessors' allocated expense was $0.7 million, $0.4 million and $0.2 million for the years ended December 31, 2011, 2010 and 2009, respectively. However, subsequent to the Offering, the Partnership has not been allocated these stock-based compensation costs as they are included with the services provided under the Amended Omnibus Agreement.

NOTE P - SEGMENT DISCLOSURES

Our revenues are derived from two operating segments: Crude Oil Gathering and Terminalling, Transportation and Storage. Upon completion of the Contribution, our assets consist of a crude oil gathering system in the Bakken Shale/Williston Basin area of North Dakota and Montana, eight refined products terminals in the midwestern and western United States, one crude oil marine terminal in California, a crude oil and refined products storage facility and five related short-haul pipelines in Utah. Our revenues are generated from existing third-party contracts and from commercial agreements we entered into with Tesoro at the closing of the Offering, and subsequent to the Offering, under which Tesoro pays us fees for gathering crude oil and distributing, transporting and storing crude oil and refined products. The commercial agreements with Tesoro are described in Note D. The tariff rates for intrastate transportation on our High Plains system were adjusted in January 2011 to reflect more uniform mileage-based rates that are comparable to rates for similar pipeline gathering and transportation services in the area. This adjustment has created an overall increase in revenues that we receive for committed and uncommitted intrastate transportation services on our High Plains system. We do not have operations in foreign countries. Therefore, revenue in foreign countries and long-lived assets located in foreign countries are not material to our operations.

Crude Oil Gathering.  Our crude oil gathering system in North Dakota and Montana, which we refer to as our High Plains system, includes an approximate 27,000 bpd truck-based crude oil gathering operation and approximately 700 miles of common carrier pipeline (the "High Plains Pipeline") and related storage assets. The High Plains system has the capacity to deliver up to 85,000 bpd to Tesoro's North Dakota refinery, which is presently limited to processing 60,000 bpd of shipments, and 9,000 bpd into a third-party pipeline at Richey, Montana. This system gathers and transports crude oil produced in the Williston Basin including production from the Bakken Shale formation. We refer to this area, a significant portion of which is serviced by our High Plains system, as the Bakken Shale/Williston Basin area.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Terminalling, Transportation and Storage.  We own and operate eight refined products terminals with aggregate truck and barge delivery capacity of approximately 239,300 bpd. The terminals provide distribution primarily for refined products produced at Tesoro's refineries located in Los Angeles and Martinez, California (the Los Angeles and Martinez refineries, respectively); Salt Lake City, Utah (the Utah refinery); Kenai, Alaska (the Alaska refinery); Anacortes, Washington (the Washington refinery); and Mandan, North Dakota (the North Dakota refinery). We also own and operate assets that exclusively support Tesoro's Utah refinery, including a refined products and crude oil storage facility with total shell capacity of approximately 878,000 barrels and three short-haul crude oil supply pipelines and two short-haul refined product delivery pipelines connected to third-party interstate pipelines in Utah.

The assets included in the Contribution include a single-berth dock, which has an estimated throughput capacity of approximately 145,000 bpd, five associated crude oil storage tanks with a combined capacity of 425,000 barrels, five short-haul pipelines and two firewater tanks with 48,000 barrels of shell capacity. See Note C for additional information regarding subsequent events including further information regarding the Contribution.

The operating segments adhere to the accounting polices used for our combined consolidated financial statements, as described in Note A. Our operating segments are strategic business units that offer different services and are managed separately because each segment requires different industry knowledge, technology and marketing strategies. We evaluate the performance of each segment based on its respective operating income. Segment operating income includes those revenues and expenses that are directly attributable to management of the respective segment. General and administrative expenses not directly attributable to an individual segment and interest and financing costs are excluded from segment operating income. Identifiable assets not directly attributable to a segment include cash and other assets that are not associated with a specific operating segment.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Segment information is as follows (in thousands):

	Years Ended December 31,
	2011	2010	2009
REVENUES
Crude Oil Gathering:
Affiliate (a)	$44,570	$19,477	$19,297
Third-party	389	115	125
Total Crude Oil Gathering	44,959	19,592	19,422
Terminalling, Transportation and Storage:
Affiliate (a)	32,873	—	—
Third-party	3,114	3,708	3,237
Total Terminalling, Transportation and Storage	35,987	3,708	3,237
Total Segment Revenues	$80,946	$23,300	$22,659

OPERATING AND MAINTENANCE EXPENSES
Crude Oil Gathering	$23,721	$19,622	$18,917
Terminalling, Transportation and Storage	17,679	21,331	18,105
Total Segment Operating and Maintenance Expenses	$41,400	$40,953	$37,022

DEPRECIATION AND AMORTIZATION EXPENSES
Crude Oil Gathering	$3,141	$3,097	$3,073
Terminalling, Transportation and Storage	6,986	6,959	7,803
Total Segment Depreciation and Amortization Expenses	$10,127	$10,056	$10,876

GENERAL AND ADMINISTRATIVE EXPENSES
Crude Oil Gathering	$1,304	$563	$536
Terminalling, Transportation and Storage	1,960	786	875
Total Segment General and Administrative Expenses	$3,264	$1,349	$1,411

(GAIN) LOSS ON ASSET DISPOSALS
Crude Oil Gathering	$(10)	$62	$45
Terminalling, Transportation and Storage	36	768	1,069
Total Segment Loss on Asset Disposals	$26	$830	$1,114

OPERATING INCOME (LOSS)
Crude Oil Gathering	$16,803	$(3,752)	$(3,149)
Terminalling, Transportation and Storage	9,326	(26,136)	(24,615)
Total Segment Operating Income (Loss)	26,129	(29,888)	(27,764)
Unallocated general and administrative expenses	(5,120)	(2,229)	(2,226)
Interest and financing costs, net	(1,610)	—	—
NET INCOME (LOSS)	$19,399	$(32,117)	$(29,990)
____________

(a) Historically, no affiliate revenue was recognized by our Predecessors in the Terminalling, Transportation and Storage segment. Our FERC and NDPSC regulated pipelines were our source of affiliate revenues in the Crude Oil Gathering segment. No affiliate revenue was recognized by the TLLP Predecessor for trucking services in the Crude Oil Gathering segment.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Capital expenditures by operating segment were as follows (in thousands):

	Years Ended December 31,
	2011	2010	2009
Capital Expenditures
Crude Oil Gathering	$5,546	$271	$92
Terminalling, Transportation and Storage	11,797	4,196	10,191
Total Capital Expenditures	$17,343	$4,467	$10,283

Total identifiable assets by operating segment were as follows (in thousands):

	December 31,
	2011	2010	2009
Identifiable Assets
Crude Oil Gathering	$72,795	$68,902	$71,207
Terminalling, Transportation and Storage	114,492	100,754	104,058
Other	20,691	—	—
Total Identifiable Assets	$207,978	$169,656	$175,265

NOTE Q - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarters
	First	Second	Third	Fourth	Total Year
2011	(Dollars in thousands, except per unit amounts)
Total Revenues	$6,270	$19,766	$27,127	$27,783	$80,946
Operating and Maintenance Expenses	10,027	9,815	8,943	12,615	41,400
Operating Income (Loss)	(7,770)	5,269	13,562	9,948	21,009
Net Income (Loss)	(7,770)	4,808	12,961	9,400	19,399
Limited partners' interest in net income	—	7,738	14,824	11,314	33,876
Net income per limited partner unit: (a)
Common (basic and diluted)	$—	$0.25	$0.49	$0.37	$1.11
Subordinated - Tesoro (basic and diluted)	$—	$0.25	$0.49	$0.37	$1.11
2010 (Predecessors) (a)
Total Revenues	$5,896	$4,922	$6,156	$6,326	$23,300
Operating and Maintenance Expenses	11,319	9,575	11,455	8,604	40,953
Operating Loss	(8,946)	(8,525)	(8,819)	(5,827)	(32,117)
Net Loss	(8,946)	(8,525)	(8,819)	(5,827)	(32,117)
____________
(a) Net income per unit is only calculated for the Partnership after the Offering as no units were outstanding prior to April 26, 2011.

NOTE R - SUBSEQUENT EVENTS

Revolving Credit Facility. Effective March 30, 2012, we amended our Revolving Credit Facility. Concurrent with the execution of the amendment, and pursuant to the terms of the original agreement, we exercised our option to increase the total loan availability from $150.0 million to an aggregate of $300.0 million. The amendment allows us to request that the availability be increased up to an aggregate of $450.0 million, subject to receiving increased commitments from the lenders, compared to the original agreement, which allowed an aggregate capacity of $300.0 million. On April 2, 2012, concurrent with the closing of the Contribution, we borrowed an additional $68.0 million under the Revolving Credit Facility to fund a portion of the consideration for the Martinez Terminal.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Borrowings under the Revolving Credit Facility continue to bear interest at either a base rate plus the base rate margin or a Eurodollar rate plus the Eurodollar margin, upon election. The applicable margin varies based upon a certain coverage ratio, as defined. We also incur commitment fees for the unused portion of the Revolving Credit Facility at an annual rate. Letters of credit outstanding under the Revolving Credit Facility incur fees at the Eurodollar margin rate. The Revolving Credit Facility is scheduled to mature on April 25, 2014.

Cash Distribution. On April 19, 2012, we declared a quarterly cash distribution, based on the results of the first quarter of 2012, totaling $11.8 million, or $0.3775 per unit, or $1.51 per unit on an annualized basis. This distribution was paid on May 14, 2012, to unitholders of record on May 4, 2012, including $6.2 million paid to Tesoro.